EXHIBIT 99.1

Predictive Oncology Announces $7.2 Million Registered Direct Offerings

EAGAN, Minn., May 16, 2022 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (Nasdaq: POAI) (“Predictive Oncology” or “the Company”), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today announced that it has entered into definitive agreements with several institutional investors for the issuance and sale of shares of its common stock, with related agreements regarding certain stock purchase warrants, in connection with two concurrent offerings that are expected to result in gross proceeds totaling approximately $7.2 million before deducting placement agent fees and other offerings expenses.

In the first offering, the Company has entered into definitive agreements with several institutional investors for the issuance and sale of 3,837,280 shares of its common stock, at a purchase price of $0.60 per share, in a registered direct offering, for expected gross proceeds of approximately $2.3 million. The Company also agreed to issue to these investors, in a concurrent private placement, unregistered warrants to purchase up to an aggregate of 3,837,280 shares of its common stock. The warrants have an exercise price of $0.70 per share, will become exercisable six months following the date of issuance and will expire five and one-half years from the date of issuance.

In the second offering, the Company has entered into definitive agreements with several institutional investors for the issuance and sale of 8,162,720 shares of its common stock, at a purchase price of $0.60 per share, in a concurrent registered direct offering, for expected gross proceeds of approximately $4.9 million. The Company also has agreed that certain existing warrants to purchase up to an aggregate of 16,325,434 shares of common stock of the Company that were previously issued to those investors, with exercise prices ranging from $1.00 to $2.00 per share and expiration dates ranging from August 17, 2024 to August 23, 2026, will be amended effective upon the closing of the registered direct offering so that the amended warrants will have a reduced exercise price of $0.70 per share, will not be exercisable until six months following the closing of the registered direct offering and will expire five and one-half years following the closing of the registered direct offering. All of the investors who participated in the first registered direct offering described in the preceding paragraph also participated in the concurrent second registered direct offering.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

The closings of the offerings are expected to occur on or about May 18, 2022, subject to the satisfaction of customary closing conditions. The Company currently intends to use the net proceeds from the offerings for working capital purposes.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered by the Company in the registered direct offerings pursuant to an effective “shelf” registration statement on Form S-3 (Registration No. 333-255582), including an accompanying base prospectus previously filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2021 which became effective on May 5, 2021. The offerings of such shares of common stock is being made only by means of a prospectus supplement that forms a part of the registration statement. Final prospectus supplements and the accompanying base prospectus relating to the registered direct offerings will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplements and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The warrants being sold in the first offering described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through four segments (Skyline, Helomics, zPREDICTA and Soluble), which covers five subsidiaries: Helomics, TumorGenesis, Skyline Medical, zPREDICTA and Soluble Biotech.

TumorGenesis is the company’s arm for research and development for zPREDICTA, Soluble Biotech and Helomics. This subsidiary is also involved in media which aid cancer cells grow outside the body of patients and preserve their proteomic and RNA/DNA signatures. Helomics Holding Corporation is involved in applying artificial intelligence (“AI”) in the company’s precision medicine business, to offer AI-driven predictive models of tumor drug response to enhance clinical results for patients and to aid diagnostic, biotech and pharmaceutical industries in the new personalized diagnostics and drugs development. Skyline Medical Inc. (“Skyline Medical”) markets the STREAMWAY System, a fully automated wall-mounted system, which is utilized to dispose of an unlimited quantity of suction fluid offering continuous performance for medical practitioners while effectively eradicating healthcare professional’s exposure to potentially infectious liquids gathered during surgical and other medical operations. Soluble Biotech Inc. is involved in research focused on protein production, stability studies and solubility improvements. zPREDICTA, Inc carries out tumor-specific research using vitro models for oncology and drug development.

Forward-Looking Statements:

This press release comprises of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management's beliefs and certain assumptions made by our management. Words such as "expects," "plans," "intends," "anticipates," "believes," "estimates," "seeks," variations of such words and similar expressions are intended to identify such forward-looking statements. Such risks and uncertainties include: market and other conditions, the completion of the registered direct offerings, the satisfaction of customary closing conditions related to the registered direct offerings and the intended use of net proceeds from the registered direct offerings. The forward looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). The Company’s actual results may differ materially from the anticipated results reflected in these forward-looking statements.

Investor Relations Contact:

Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net